Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-61266, 333-48065, 333-39344, 333-116481, 333-103012) of PPT VISION, Inc. of our report dated November 23, 2004, included in this annual report on Form 10-KSB for the year ended October 31, 2004.

/s/Virchow, Krause & Company, LLP

Virchow, Krause & Company, LLP
Minneapolis, Minnesota
January 31, 2005